EXHIBIT 2.1
Amendment No. 1
to
Asset Purchase Agreement
     This Amendment No. 1, effective as of September 26, 2006 (this “Amendment”), is to that certain Asset Purchase Agreement (the “Agreement”), dated as of August 4, 2005, by and among NuVasive, Inc., a Delaware corporation (“Buyer”); Pearsalls Limited, a private limited company incorporated in England and Wales under registration number 03851227 (“Seller”); and American Medical Instruments Holdings, Inc., a Delaware corporation (“Seller Parent”). All capitalized terms set forth in this Agreement not defined herein shall have the meaning set forth in the Agreement.
     WHEREAS, Buyer, Seller and Seller Parent desire to amend the Agreement as set forth below.
     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties mutually agree as follows:
1. Milestone Payment. Within 15 calendar days following the date of this Amendment, Buyer shall make a payment to Seller in respect of having completed the First Milestone consisting of (i) $2,500,000 in cash and (ii) that number of shares of Common Stock (the “Shares”) equal to the quotient obtained by dividing (x) $8,000,000 by (y) the Reference Market Value on the date of payment, with any fraction of a share of Common Stock being treated as set forth in Section 2.8 of the Agreement (collectively, the “Milestone Payment”).
2. Final Payment. Within 15 calendar days following the date of this Amendment, Buyer shall make a payment to Seller in respect of Seller entering into this Amendment and having agreed to forego all future payments contemplated by the Agreement consisting of $9,500,000 in cash (the “Final Payment”).
3. Deleted Sections. Section 2.5 (Additional Consideration), Section 2.6 (Right of Reversion), Section 2.7 (Form of Consideration Payable by Buyer) and Section 2.9 (Earnout Payments) of the Agreement shall be deleted in their entirety and of no further force or effect.
4. Registration of the Shares.
     (a) Registration. Buyer shall file as promptly as practicable (but in any event within 30 days after the date of the payment required by Section 1 hereof) and use its reasonable efforts to have declared effective as promptly as practicable (but in any event, within 120 days after the date of this Amendment) a registration statement on Form S-3 (or any successor form to Form S-3) promulgated under the Securities Act of 1933, as amended, covering the resale of the Shares (the “Registration Statement”). Buyer shall use its reasonable efforts to cause the Registration Statement to become and remain effective until the earlier of (i) the date on which all of the Shares have be sold or (ii) the date that is one hundred twenty (120) days after the Registration Statement is first declared effective.
     (b) Limitations. The registration rights granted to Seller above are subject to the following limitations:
          (i) Buyer shall be entitled to postpone for a reasonable time, not exceeding ten (10) days, the filing of the Registration Statement or its efforts to cause the Registration Statement to become effective if at the time the right to delay is exercised Buyer shall determine in good faith that such offering would interfere with any acquisition, financing or other transaction which Buyer is actively pursuing and is material to Buyer or would involve initial or continuing disclosure obligations that would not be in the best interests of Buyer; and
          (ii) Notwithstanding the foregoing, Buyer by notice to Seller Parent may postpone all sales under the Registration Statement for a reasonable time, not exceeding thirty (30) days, if Buyer shall determine in good faith that permitting such sales would interfere in any material respect with any material acquisition, financing or other transaction which Buyer is actively pursuing or require premature disclosure (if Buyer is so advised by its legal counsel) of any other material corporate development or event, which disclosure Buyer believes would adversely affect the interests of Buyer; provided that Buyer may not implement more than one such postponement.
     (c) Facilitation of Sale of the Shares. Buyer shall use its reasonable efforts to facilitate (as explained below) upon the written request of Seller the private sale by the Seller of the Shares to a third party in the event that the Registration Statement has not been declared effective within 120 days after the date of this Agreement, except as set forth in Section 4(b) above; provided that Buyer shall be entitled to suspend such efforts if and when the Registration Statement is thereafter declared effective. Seller acknowledges and agrees that the reasonable efforts to facilitate obligations of Buyer under this Section will be satisfied by the chief executive officer or the president of Buyer giving a “road show” type presentation about Buyer to prospective buyers identified by Seller, that Buyer shall not be required by this Section to disclose any material inside information in any such presentation and that the obligations of Buyer under this Section do not require among other things Buyer to make representations and warranties to any buyer of the Shares. Buyer and Seller shall cooperate in good faith to schedule the time and place for any above described and requested “road show” presentation.
     (d) Indemnification.
          (i) Indemnification by Buyer. In connection with registration of the Shares pursuant to this Agreement, to the extent permitted by law, Buyer shall indemnify and hold harmless Seller and each officer, director and agent of Seller and each person, if any, who controls Seller (within the meaning of the Securities Act of 1993, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such holder and any such other person being hereinafter an “Seller Indemnitee”) (A) against any and all losses, claims, damages and expenses whatsoever to which such Seller Indemnitee may become subject, to the extent such losses, claims, damages or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, the prospectus included in the Registration Statement or any amendment or supplement to any of the foregoing, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (B) against any and all losses, claims, damages and expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of Buyer; and (C) against any and all expense whatsoever (including reasonable fees and disbursements of counsel), as reasonably incurred in investigating, preparing for or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (A) or (B) above; provided, however, that Buyer shall not be required to indemnify and hold harmless or reimburse a Seller Indemnitee to the extent that any such loss, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in any document made in reliance upon and in conformity with written information furnished to Buyer by or on behalf of such Seller Indemnitee expressly for use in the preparation of such documents; provided further that Buyer shall not be required to indemnify any Seller Indemnitees, to the extent that the loss, claim, damage, liability (or actions in respect thereof) or expense for which indemnification is claimed results from the failure by such Seller Indemnitee to send or give a copy of the then current prospectus (if theretofore made available to Seller) or a prospectus supplement to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission if such statement or omission was corrected in the then current prospectus or in the prospectus supplement; provided further that Buyer shall not be required to indemnify any Seller Indemnitees to the extent that the loss, claim, damage, liability (or actions in respect thereof) or expense for which indemnification is claimed arises with respect to a sale or transfer of common stock of Buyer made during a period during which the sale or transfer thereof is not permitted under this Amendment.
          (ii) Indemnification by Seller. In connection with the Registration Statement, Seller will furnish to Buyer in writing such information as shall be reasonably requested by Buyer for use in the Registration Statement or prospectus and shall, to the extent permitted by law, indemnify and hold harmless Buyer, its directors, officers and agents and each person, if any, who controls Buyer (within the meaning of the Securities Act or the Exchange Act) (Buyer and any such other person being hereinafter a “Buyer Indemnitee”) against all losses, claims, damages or liabilities to which any such Buyer Indemnitee may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement, prospectus or any preliminary prospectus or any amendment or supplement to any of the foregoing, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Buyer by or on behalf of Seller expressly for use in the preparation of such documents; and, subject to Section 4(d)(iii) below, Seller shall reimburse Buyer Indemnitee for any and all expenses whatsoever (including reasonable fees and disbursements of counsel chosen by Buyer), reasonably incurred by Buyer Indemnitee in connection with investigating, preparing for or defending against any such loss, claim, damage, liability or action; provided, however, that the maximum amount of liability of Seller under this Section shall be limited to an amount equal to the net proceeds actually received by Seller from the sale of securities effected pursuant to such registration.
          (iii) Indemnification Procedures. Promptly after receipt by an indemnified party under Section 4(b)(i) or Section 4(b)(ii) of notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such person will claim indemnification or contribution pursuant to this Amendment, the indemnified party shall notify the indemnifying party thereof in writing and, unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, shall permit such indemnifying party to assume and control the defense of such claim at its expense with counsel reasonably satisfactory to such indemnified party. The failure to so notify the indemnifying party shall relieve the indemnifying party from any liability hereunder with respect to the action if such failure prevents the indemnifying party from contesting such action; provided, however that any such failure shall not relieve the indemnifying party from any other liability which it may have to any other party. If the indemnifying party gives notice to such indemnified party of its election to assume and control the defense of such claim, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense or investigation of the action unless the indemnified party shall have given the indemnifying party notice of a conflict of interest with respect to such claim. The failure of an indemnifying party to give notice to the indemnified party of its election to assume and control the defense of any action for which notice has been received by the indemnifying party in accordance with this Section within 45 days after the receipt of such notice shall constitute an election by the indemnifying party not to assume and control the defense of such action. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other indemnified party with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of separate counsel for such indemnified parties. No indemnified party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnifying party.

          (iv) Rights of Contribution. In order to provide for just and equitable contribution in circumstances under which the indemnity contemplated by Section 4(b)(i) and Section 4(b)(ii) is for any reason not available, other than by reason of the exceptions provided therein, the parties required to indemnify by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by Buyer and Seller, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Shares (taking into account the portion of the proceeds of the offering realized by each), the relative knowledge of the parties and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. Buyer and Seller agree with each other that Seller shall not be required to contribute any amount in excess of the amount Seller would have been required to pay to an indemnified party if the indemnity under Section 4(b)(ii) were available. For purposes of this Section, each director and each officer of Buyer who signed the Registration Statement, and each person, if any, who controls Buyer or Seller within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as Buyer or Seller, as the case may be.
5. No Additional Payments. The parties hereto agree, that at such time as Buyer has made both the Final Payment and the Milestone Payment to Seller, no further amounts will be owed by Buyer to Seller or Seller Parent in respect of the assets acquired pursuant to the Agreement.
6. Manufacturing Facility. In the event that Seller determines to sell or otherwise transfer its manufacturing facility located in Taunton, United Kingdom (the “Manufacturing Facility”), to any bona fide purchaser other than Seller’s current management team, including its managing director, or an entity controlled by Seller’s current management team, including its managing director, Seller shall provide the proposed terms of sale (the “Terms of Sale”) to Buyer on a confidential basis. Buyer shall have the right (exercisable only within twenty (20) days of receipt of the Terms of Sale), to notify Seller in writing of its election to acquire the Manufacturing Facility on terms substantially similar to the Terms of Sale (the “Election Notice”). In the event that Buyer delivers the Election Notice to Seller, the parties shall work together in good faith for a period of not to exceed sixty (60) days to complete the sale of the Manufacturing Facility to Buyer. In the event the parties do not complete the sale of the Manufacturing Facility to Buyer as provided for herein, Seller shall be permitted to sell the Manufacturing Facility to the bona fide purchaser on terms substantially similar to the Terms of Sale; provided, however, that Seller shall not sell the Manufacturing Facility to any such purchaser during an additional, successive sixty (60) day period if Buyer and Seller are making a good faith effort to complete the sale of the Manufacturing Facility to Buyer.
7. Mutual Representations and Warranties. Each party hereby represents and warrants to the other parties that: (i) such party has the authority and right to enter into and perform this Amendment, (ii) this Amendment is a legal and valid obligation binding upon such party and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights, and (iii) such party’s execution, delivery and performance of this Amendment will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it. Each party acknowledges and hereby verifies that the other party has not made any representations or warranties in connection with this Amendment, whether express or implied, of any kind or character, except as expressly set forth herein.
8. Seller’s Investment Representations.
     (a) The issuance of the Shares by Buyer is made in reliance upon Seller’s representation to Buyer, which by Seller’s execution of this Amendment Seller hereby confirms, that the Shares to be received by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof and that Seller has no present intention of selling, granting any participation in, or otherwise distributing any of the Shares; provided, however, that the foregoing shall not be deemed to limit Seller’s registration rights under Section 4 of this Amendment. By executing this Amendment, Seller further represents that it has no present contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.
     (b) Seller understands and acknowledges that the issuance and sale of the Shares pursuant to this Amendment will not be registered under the Securities Act on the grounds that the offering and sale of the Shares are exempt from registration pursuant to Section 4(2) of the Securities Act and that the Shares may not be resold except upon their subsequent registration or pursuant to an exemption from the registration requirements, and that Buyer’s reliance upon such exemption is predicated upon Seller’s representations as set forth in this Agreement.
     (c) Seller represents that: (i) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares; (ii) it believes it has received all the information it has requested from Buyer and considers necessary or appropriate for deciding whether to obtain the Shares; (iii) it has had the opportunity to discuss Buyer’s business, management, and financial affairs with Buyer’s management; (iv) it has the ability to bear the economic risks of its prospective investment; and (v) it is able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss on its investment; provided, however, that the foregoing shall not be deemed to limit Seller’s registration rights under Section 4 of this Amendment.
     (d) Seller qualifies as an “accredited investor” within the meaning of Regulation D of the rules and regulations promulgated under the Securities Act.

9. General Provisions.
     (a) Except as amended hereby, the Agreement shall remain unchanged and in full force and effect.
     (b) The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements and undertakings, oral or written, concerning the subject matter hereof. This Amendment may not be changed or terminated orally, and may only be changed or terminated by a writing signed by the party against whom such change or termination is sought.
     (c) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.
     (d) This Amendment may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to be one and the same instrument. Delivery of signed counterparts by facsimile shall be fully as effective as if original counterparts were executed and delivered.
[Signature page follows]

          IN WITNESS WHEREOF, this Amendment has been duly executed by the parties as of the date first set forth above.

NUVASIVE, INC.
a Delaware corporation

By:	/s/ Alexis V. Lukianov
Name:	Alexis V. Lukianov
Its:	Chairman and CEO

PEARSALLS LIMITED

By:	/s/ K. Thomas Bailey

Name:	K. Thomas Bailey

Its:	President

AMERICAN MEDICAL INSTRUMENTS HOLDINGS, INC.

By:	/s/ K. Thomas Bailey

Name:	K. Thomas Bailey

Its:	President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT]